CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-263138 on Form S-6 of our report dated March 24, 2022, relating to the financial statement of FT 10052, comprising Cboe Vest Large Cap Buffered Portfolio, Series 29, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 24, 2022